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                                                                     EXHIBIT 6.5

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT (this "Agreement"), effective as of January 1, 2000, between Micro-ASI, Inc., a corporation (the "Company"), and Scott E. Smith, an individual residing in Dallas, Texas (the "Employee").

         WHEREAS, the Board of Directors of the Company desires to assure that key executives devote their time and attention to the Company without regard to concerns about an involuntary loss of employment without cause, and to assure the continuity and cooperation of management in the event of a change in ownership and the continued attention of Employee to his duties without any distraction arising out of the circumstances surrounding a change or potential change in ownership; and,

         WHEREAS, the Company and Employee desire to enter into this Agreement to protect Employee against an involuntary termination of employment without cause, to recognize the additional efforts of Employee that may be necessary to assist in and prepare for any potential change in ownership, and to encourage Employee to diligently perform his duties and responsibilities to ensure a smooth transition for any change in ownership;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and the Employee hereby agree as follows:

         1. Employment. The Company agrees to employ the Employee and the Employee agrees to be employed by the Company, for the period set forth in Paragraph 2, in the position and with the duties and responsibilities set forth in Paragraph 3, and upon the other terms and conditions herein provided.

         2. Term. The employment of the Employee by the Company as provided in Paragraph 1 shall be for a period of four (4) years commencing on the effective date of this Agreement through and ending on December 31, 2003, unless sooner terminated as herein provided (the "Employment Term"). Each twelve-month period running from January 1 to December 31 during the Employment Term shall be referred to herein as an "Annual Period".

         3. Position and Duties.

         (a) During the Employment Term, the Employee shall serve as President of the Company. In addition, the Employee shall have such other duties, functions, responsibilities, and authority as are from time to time delegated to the Employee by the Chief Executive Officer of the Company, provided that such duties, functions, responsibilities, and authority are reasonable and customary for a person serving in the aforesaid position or office of an enterprise comparable to the Company.

         (b) During the Employment Term, the Employee shall devote his full time, skill, and attention and his best efforts to the business and affairs of the Company to the extent necessary to discharge fully, faithfully and efficiently the duties and responsibilities delegated and assigned to the Employee herein or pursuant hereto, except for usual, ordinary, and customary periods of vacation and absence due to illness or other disability. In this Agreement, "full time" does not necessarily require that the Employee spend a specific number of hours per working day or a specific number of days per week at the Company's executive offices or otherwise in performing his duties and responsibilities hereunder, but the Employee

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need only perform his duties and responsibilities as such times as are necessary. In addition, nothing in this Agreement prohibits the Employee's (i) serving as a director of other entities that are not competitive with the Company, (ii) involvement in community or charitable activities, or, (iii) personal or family investment-related activities.

         (c) In connection with the Employee's employment by the Company under this Agreement, the Employee shall be based at the principal executive offices of the Company in Dallas, Texas, except for such reasonable travel as the performance of the Employee's duties in the business of the Company may require.

         (d) All services that the Employee may render to the Company or any of its subsidiaries or affiliates in any capacity during the Employment Term shall be deemed to be services required by this Agreement and consideration for the compensation provided for herein.

         4. Compensation and Related Matters.

         (a) Base Salary. During each Annual Period of the Employment Term, the Company shall pay to the Employee for his services hereunder a base salary ("Base Salary") of $225,000. The Employee's Base Salary shall be payable in installments in accordance with the general payroll practices of the Company, or as otherwise mutually agreed upon. The Employee's Base Salary shall be subject to such other increases as may be determined from time to time by the Board of Directors of the Company in its sole discretion, but in no event shall the Company pay the Employee a Base Salary at a rate less than that set forth in the first sentence of this Section 4(a).

         (b) Employee Benefits. During the Employment Term, the Employee shall be entitled to participate in all employee benefit plans, programs and arrangements that are generally made available by the Company to its senior executives, including, without limitation, the Company's life, long-term disability and health/PPO plans and the Company's stock option and other equity incentive plans. The Employee agrees to cooperate and participate in any medical or physical examinations as may be required by any insurance company in connection with the applications for such life and/or disability insurance policies.

         (c) Expenses. During the Employment Term, the Employee shall be entitled to receive prompt reimbursement upon a timely basis (according to the then-current practices of the Company) for all reasonable expenses incurred by the Employee in performing his duties and responsibilities hereunder upon the presentation by the Employee of an accounting of such expenditures, including receipts where required by Company policy or federal income tax regulations.

         (d) Vacations. During the Employment Term, the Employee shall be entitled to four (4) weeks of paid vacation each year. The Employee shall also be entitled to all paid holidays given by the Company to its senior executives. The Employee agrees to utilize his vacation at such time or times as are (i) consistent with the proper performance of his duties and responsibilities hereunder and (ii) mutually convenient for the Company and the Employee.


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         (e) Indemnification. The Employee, in any capacity on behalf of the
Company or any of its subsidiaries or affiliates, shall be entitled to exculpation, indemnification, and advancement of expenses to the fullest extent not prohibited by law. The Employee shall also be entitled to coverage under each directors' and officers' liability insurance policy, if any, maintained by or on behalf of the Company's directors and officers.

         5. Termination of Employment.

         (a) Death. The Employee's employment hereunder shall terminate automatically upon his death.

         (b) Disability. If the Disability (as defined below) of the Employee occurs during the Employment Term, the Company may notify the Employee of the Company's intention to terminate the Employee's employment hereunder for Disability. In such event, the Employee's employment hereunder shall terminate effective on the 15th day following the date such notice of termination is received by the Employee (the "Disability Effective Date"). For purposes of this Agreement a disability occurs if the Employee is determined to be "totally disabled" by a vote of at least 80% of the Board of Directors of the Company (excluding Employee) based upon the advice of a board-certified physician reasonably satisfactory to Employee, which may include a determination that the Employee is unable, because of physical or mental illness or incapacity or otherwise, to fulfill his duties under this Agreement for 180 consecutive days or appears unable to perform such duties for an indefinite period of time in excess of 180 days.

         (c) Termination by Company.

             (i) For Cause Termination. The Company may terminate the Employee's employment hereunder for Cause (as defined below) in accordance with the following procedure (a "For Cause Termination"):

                 (A) Cause Defined. "Cause" shall only mean: (1) the employee is convicted of fraud, embezzlement, theft or other criminal conduct against the Company and such conviction is final and non-appealable, or (2) willful misconduct or gross negligence in the performance of, or willful neglect of, the Employee's duties, which has caused demonstrable and serious injury to the Company.

                 (B) Required Notice. A termination for Cause shall not take effect unless the following has occurred:

                     (1) the Board of Directors has given Employee written
                 notice of its intention to terminate Employee for Cause, specifying with particularity the grounds on which the proposed termination for Cause is contemplated, which shall be acts or failures to act on the part of Employee which occurred no more than six months prior to the Board having knowledge of such acts or failures to act;


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                     (2) the Employee shall have 30 days after such written
                 notice to cure such conduct;

                     (3) if Employee fails to cure such conduct, Employee shall have the right to request, by notice to the Secretary of the Company given within ten days after Employee receives notice from the Board that he has not cured the conduct within the period described in subsection (b) above, the hearing before the full Board of Directors, with his counsel; and

                     (4) if, within five days after Employee's hearing by the
                 Board, he receives a certified copy of a resolution duly adopted by 80% of the full Board (exclusive of Employee) confirming that in its judgment the grounds for termination for (Cause) described in the initial notice given under subsection
                 (a) above are justified, the Employee's employment shall be terminated.

             (ii) Without Cause. The Company may terminate the Employee's employment hereunder without cause for any or no reason. For purposes of this Agreement, a "Without Cause Termination" shall mean a termination by the Company of the Employee's employment hereunder other than pursuant to (x) a For Cause Termination, or (y) Disability.

         (d) Termination by Employee For Good Reason. The Employee may terminate his employment hereunder if, without Employee's prior written consent specifically referring to this Agreement:

             (i) Any reduction in the amount of Employee's annual salary, guaranteed incentive compensation or aggregate incentive compensation opportunities (which reduction may also occur pursuant to any assignment of performance goals and corresponding awards which are inconsistent with prior performance goals and awards).

             (ii) Any significant reduction in the aggregate value of Employee's benefits as such benefits may be increased from time to time (unless such reduction is pursuant to a general change in benefits applicable to all similarly situated employees of the Company and its Affiliates) or

             (iii) Any material and wilful breach of the Company of any provision of this Agreement or any written employment agreement with Employee;

             (iv) (A) assignment to Employee of any duties inconsistent with his status as President of the Company, (B) the removal of Employee from his position as President of the Company, (C) the failure to retain Employee as President of any successor of the Company (whether by merger, consolidation, or sale or disposition of all or substantially all of the assets of the Company) or any entity which directly or indirectly owns twenty five percent (25%) or more of any class of securities of the Company or any successor to the Company (whether by merger,


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         consolidation, or sale or disposition of all or substantially all of the assets of the Company) or (D) any significant change in the nature or status of Employees duties or responsibilities;

             (v) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the Employee's position with the Company.

             (vi) Transfer of Employee's principal place of employment to a location more than 25 miles away from the Company's current headquarters.

             (vii) Any Change of Control of the Company. In this Agreement a "Change of Control" is any of the following:

                   A. A merger, consolidation, share exchange, or other
             reorganization in which the Company is not a continuing or surviving corporation or as a result of which shares of the Company's capital stock are converted into or exchanged for cash, securities of another entity, or other property, unless (in any case) the holders of the Company's outstanding shares of Common Stock immediately before that transaction own more than 50% of the combined voting power of the outstanding securities of the continuing or surviving entity immediately after that transaction.

                   B. A sale or other transfer for value, in one transaction or a series of related transactions, of all or substantially all of the Company's assets.

                   C. A majority of the Board of Directors of the Company
             consists of persons other than (5) of the members of the Board of Directors on the effective date of this Agreement and the Employee.

                   D. The Company's stockholders approve a plan or proposal to liquidate or dissolve the Company.

                   E. A person or group, hereafter acquires the beneficial
             ownership of more than 25% of the outstanding voting securities of the Company (all within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder), unless that acquisition is approved by the Employee.

         (e) Notice of Termination. Any termination of the Employee's employment hereunder by the Company or by the Employee (other than a termination pursuant to Paragraph 5(a) and other than expiration of the Employment Term) shall be communicated by a Notice of Termination (as defined below) to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) in the case of a termination for Disability or a For Cause Termination or a Good Reason Termination, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated, and (iii) specifies the Employment Termination Date (as


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defined in Paragraph 5(f) below). The failure by the Company to set forth in the
Notice of Termination any fact or circumstance which contributes to a showing of Disability or Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company's rights hereunder.

         (f) Employment Termination Date. For purposes of this Agreement, "Employment Termination Date" shall mean the effective date of termination of the Employee's employment hereunder, which date shall be (i) if the Employee's employment is terminated by his death, the date of his death, (ii) if the Employee's employment is terminated because of his Disability, the Disability Effective Date, (iii) if the Employee's employment is terminated by the Company pursuant to a For Cause Termination or a Without Cause Termination, the date specified in the Notice of Termination, which date shall in no event be earlier than the date such notice is given, (iv) if the Employee's employment is terminated by the Employee pursuant to a Good Reason Termination, the date on which the Notice of Termination is given, and (v) December 31, 2003, if the Employee's employment is terminated due to expiration of the Employment Term.

         (g) Resignation. In the event of termination of the Employee's employment hereunder (for any reason other than the death of the Employee), the Employee agrees that if at such time he is a member of the Board of Directors or officer of the Company or a director or officer of any of its subsidiaries, he will promptly deliver to the Company his written resignation from all such positions, such resignation to be effective as of the Employment Termination Date.

         6. Company Obligations Upon Termination of Employment.

         (a) Death. If the Employee's employment hereunder is terminated by reason of the Employee's death, his estate or designated beneficiaries shall be entitled to the following:

             (i) Base salary in effect on and payable through, the Employee's date of death in accordance with the Company's standard payroll policies;

             (ii) The Employee's annual bonus for the year in which the Employee's death occurs based on the maximum target award opportunity for such year, payable on the date it otherwise would have been payable;

             (iii) The balance of any incentive awards earned but not yet paid, payable on their standard payment dates;

             (iv) The right to exercise any stock option held by Employee on the date of death for the remainder of its term, whether or not exercisable by Employee on the date of death;

             (v) any amounts payable on death pursuant to any plans or policies of the Company;

             (vi) any other amounts due but not yet paid from the Company to Employee; and


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             (vii) the option of Employee's legal representatives to sell to the
         Company all capital stock of Employee held by Employee at his death at a price equal to the greater of the price per share paid by the Employee (as adjusted to reflect any capital adjustments made by the Company since that purchase) or the Fair Market Value of each of the shares. For this purpose, the "Fair Market Value" shall be that value of the shares as of the Employment Termination Date which is determined
         (i) by mutual agreement between the Company and Employee's legal representatives or (ii) the per-share price paid in a bona fide sale of shares of the same class of the Company's stock within the six (6) months prior to the Employment Termination Date in an arms-length transaction, as adjusted to reflect any capital adjustments by the Company since that sale or (iii) if no such mutual written agreement is entered into, or no such sale has occurred, by the following appraisal process. Each of the Company and the Employee's legal representatives shall select an independent investment banking, accounting, or appraisal firm ("Appraiser"), and each of the two Appraisers shall determine the Fair Market Value of the shares of stock as of the Employment Termination Date, without giving effect to any difference in the percentage ownership of the Company that the shares of stock represented (i.e. whether the shares are a majority or a minority of the outstanding stock). The arithmetical average of the two values so determined shall be the Fair Market Value of the shares of stock. Each Appraiser shall afford each of the parties an opportunity to present evidence as to such parties opinion as to the value of the shares of stock. The determination of the Fair Market Value by this procedure shall be binding on the Company and the Employee.

         (b) Disability. If the Employee's employment hereunder is terminated by reason of the Employee's Disability, Employee or his legal representative shall be entitled to the following:

             (i) Base salary in effect on and payable through, the Employee's date of death in accordance with the Company's standard payroll policies;

             (ii) The Employee's annual bonus for the year in which the termination for disability occurs based on the maximum target award opportunity for such years, payable on the date it otherwise would have been payable;

             (iii) The balance of any incentive awards earning but not yet paid, payable on their standard payment dates;

             (iv) The right to exercise any stock option held by Employee on the Employment Termination Date for the remainder of its term, whether or not exercisable by Employee on the Employment Termination Date;

             (v) Any amounts payable on disability pursuant to any plans or policies of the Company;

             (vi) Any other amounts due but not yet paid from the Company to Employee; and


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             (vii) The option of the Employee or his legal representatives to sell to the Company all the capital stock of the Company held by Employee on the Employment Termination Date at a price equal to the greater of the price per share paid by the Employee (as adjusted to reflect any capital adjustments made by the Company since that purchase) or the Fair Market Value of each of the shares. For this purpose, the "Fair Market Value" shall be that value of the shares as of the Employment Termination Date which is determined (i) by mutual agreement between the Company and Employee or (ii) if no such mutual written agreement is entered into, or no such sale has occurred, by the following appraisal process. Each of the Company and the Employee shall select an independent investment banking, accounting, or appraisal firm ("Appraiser"), and each of the two Appraisers shall determine the Fair Market Value of the shares of stock as of the Employment Termination Date, without giving effect to any difference in the percentage ownership of the Company that the shares of stock represent (i.e. whether the shares are a majority or a minority of the outstanding stock). The arithmetical average of the two values so determined shall be the Fair Market Value of the shares of stock. Each Appraiser shall afford each of the parties an opportunity to present evidence as to such parties opinion as to the value of the shares of stock. The determination of the Fair Market Value by this procedure shall be binding on the Company and the Employee.

         (c) For Cause Termination. If the Employee's employment hereunder is terminated pursuant to a For Cause Termination, Employee shall receive:

             (i) Base Salary in effect on and payable through, Employment Termination Date in accordance with the Company's standard payroll policies;

             (ii) The portion of the Employee's annual bonus for the year in which the Employment Termination Date occurs based on the award he would have earned for such year if employment had not terminated, prorated for the number of days in the calendar year prior to the Employment Termination Date, payable on the date it otherwise would have been payable;

             (iii) Any other amounts due but not yet paid from the Company to Employee;

             (iv) Any other amounts payable by the Company under applicable plans or programs; and

         (d) Without Cause Termination or Good Reason Termination. If the Employee's employment hereunder is terminated by the Company by reason of a Without Cause Termination, or by the Employee for Good Reason, Employee shall be entitled to the following:

             (i) Continuation of installments of the Base Salary amount for the balance of the Employment Term or for two years after the Employment Termination Date, whichever is greater;

             (ii) The immediate issuance to the Employee of 400,000 newly issued and fully paid and non-assessable shares of the Company's common stock, $.001 par value per share


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         (the "Shares"), which shall be issued in the name of the Employee on the Employment Termination Date.

             (iii) Annual bonus for the balance of the Employment Term payable on the date such payments would have been payable;

             (iv) The balance of any incentive awards earned but not yet paid, payable on their standard payment dates;

             (v) The right to exercise any stock option for the remainder of its term, whether or not exercisable by Employee on the Employment Termination Date;

             (vi) Any other amounts due but not yet paid from the Company to Employee; and

             (vii) The option of Employee to sell to the Company all the capital stock of the Company held by the Employee on the Employment Termination Date at a price equal to the greater of the price per share paid by the Employee (as adjusted to reflect any capital adjustments made by the Company since that purchase) or the Fair Market Value of each of the shares. For this purpose, the "Fair Market Value" shall be that value of the shares as of the Employment Termination Date which is determined
         (i) by mutual agreement between the Company and Employee or (ii) the per-share price paid in a bona fide sale of shares of the same class of the Company's stock within the six (6) months prior to the Employment Termination Date in an arms-length transaction, as adjusted to reflect any capital adjustments by the Company since that sale or (iii) if no such mutual written agreement is entered into, or no such sale has occurred, by the following appraisal process. Each of the Company and the Employee shall select an independent investment banking, accounting, or appraisal firm ("Appraiser"), and each of the two Appraisers shall determine the Fair Market Value of the shares of stock as of the Employment Termination Date, without giving effect to any difference in the percentage ownership of the Company that the shares of stock represent (i.e. whether the shares are a majority or a minority of the outstanding stock). The arithmetical average of the two values so determined shall be the Fair Market Value of the shares of stock. Each Appraiser shall afford each of the parties an opportunity to present evidence as to such parties opinion as to the value of the shares of stock. The determination of the Fair Market Value by this procedure shall be binding on the Company and the Employee.

         The Employee shall not be obligated to seek or secure new employment or to become self- employed after termination of his employment with the Company, but shall be obligated to report promptly to the Company any actual employment obtained during the period for which Employee benefits continue. There shall be no offset against any amounts due to Employee under this Agreement on account of any remuneration or benefits attributable to any subsequent employment (including, without limitation, any self-employment) that he may obtain.

         8. Confidentiality. The Employee recognizes and acknowledges that the Company's trade secrets and other confidential or proprietary information, as they may exist from time to time, are valuable, special, and unique assets of the Company's business, access to and knowledge of which are essential to


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

the performance of the Employee's duties hereunder. The Employee confirms that all such trade secrets and other information constitute the exclusive property of the Company. During the Employment Term and thereafter without limitation of time, the Employee shall hold in strict confidence and shall not, directly or indirectly, disclose or reveal to any person, or use for his own personal benefit or for the benefit of anyone else, any trade secrets, and other confidential or proprietary information of any kind, nature, or description (whether or not acquired, learned, obtained, or developed by the Employee alone or in conjunction with others during the Employment Term) that has been obtained by or disclosed to, him as a result of his employment by the Company, except (i) with the prior written consent of the Company duly authorized by its Board of Directors, (ii) in the course of the proper performance of the Employee's duties hereunder, (iii) for information (x) that becomes generally available to the public other than as a result of unauthorized disclosure by the Employee or his affiliates or (y) that becomes available to the Employee subsequent to the termination of his employment hereunder and on a nonconfidential basis from a source other than the Company or its subsidiaries who is not bound by a duty of confidentiality, or other contractual, legal, or fiduciary obligation, to the Company or such customers, clients, or others having a business relationship, or
(iv) as required by applicable law or legal process. The provisions of this Paragraph 8 shall continue in effect notwithstanding termination of the Employee's employment hereunder for any reason.

         9. Business Records. Given the competitive environment in which the Company does business and the fiduciary relationship that the Employee will have with the Company hereunder, the Employee agrees to promptly deliver to the Company, upon termination of his employment hereunder, or at any other time when the Company so requests, all memoranda, notes, records, drawings, manuals, and other documents (and all copies thereof and therefrom) in any way relating to the business or affairs of the Company or any of its subsidiaries or any of their clients, whether made or compiled by the Employee or furnished to him by the Company or any of its employees, customers, clients, consultants, or agents, which the Employee may then possess or have under his control. The Employee confirms that all such memoranda, notes, records, drawings, manuals, and other documents (and all copies thereof and therefrom) constitute the exclusive property of the Company. The obligation of confidentiality set forth in Paragraph 8 shall continue notwithstanding the Employee's delivery of any such documents to the Company. The provisions of this Paragraph 9 shall continue in effect notwithstanding termination of the Employee's employment hereunder for any reason.

         10. Assistance in Litigation. During the Employment Term and for a period of three years thereafter, the Employee shall, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which the Company or any of its subsidiaries or affiliates is, or may become, a party. The Company shall reimburse the Employee for all reasonable out-of-pocket expenses incurred by the Employee, including attorneys' fees incurred by Employee, in rendering such assistance. The provisions of this Paragraph 10 shall continue in effect notwithstanding termination of the Employee's employment hereunder for any reason.


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         11. Noncompetition and Related Matters.

         (a) The Employee acknowledges that during the term of his employment with the Company, the Company will provide him, and he will receive from the Company, special training and knowledge. The Employee acknowledges that included in the special knowledge received is the confidential information identified in paragraph 8. The Employee acknowledges that this confidential information is valuable to the Company and, therefore, its protection and maintenance constitutes a legitimate interest to be protected by the Company by enforcement of this covenant not to compete. Therefore, the Employee agrees that, in consideration of the foregoing, during the Employment Term and for the greater of the period of time during which the Company shall pay to the Employee any amount due under the terms of this Agreement or twelve (12) months following the Employment Termination Date, unless otherwise extended pursuant to the terms of this paragraph 11, the Employee will not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any Competitive Business (as hereinafter defined) within any state in which the Company or any subsidiary thereof is conducting or has conducted its Competitive Business during the Employment Term; provided that nothing in this paragraph 11 shall be construed to prevent the Employee from owning beneficially, as an investment, up to an aggregate of 5% of a class of equity securities that is publicly traded and registered under
Section 12 of the Securities Exchange Act of 1934. For purposes of this paragraph 11, "Competitive Business" shall mean any business entity whose primary or principal business consists of designing and manufacturing electronic products using flip chip assembly processing. The Employee represents to the Company that the enforcement of the restriction contained in this paragraph 11 would not be unduly burdensome to the Employee and that in order to induce the Company to employ the Employee, the Employee further represents and acknowledges that the Employee is willing and able to compete in other geographical areas not prohibited by this paragraph 11 (a).

         (b) The Employee agrees that a breach or violation of this covenant not to compete by the Employee shall entitle the Company, as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation of this covenant. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which the Company may show itself justly entitled. Further, during any period in which the Employee is in breach of this covenant not to compete, the time period of this covenant shall be extended for an amount of time that the Employee is in breach hereof.

         (c) In addition to the restrictions set forth in paragraph 11 (a), the Employee shall not, during the Employment Term and for a greater period of time during which the Company shall pay to the Employee any amounts due under the terms of this Agreement or twelve (12) months after the Employment Termination Date, either directly or indirectly, (i) make known to any person or entity the names and addresses of any of the customers of the Company or contacts of the Company or any other information pertaining to such customers or contacts, (ii) call on, solicit, or take away, or attempt to call on, solicit, or take away, any of the customers of the Company who were customers during the Employee's association with the Company, whether for the Employee or for any other person or entity, or (iii) recruit or attempt to recruit, directly or by assisting others, any other employee of the Company or any of its affiliates.

         (d) The parties to this Agreement agree that the limitations contained in this paragraph 11 with respect to time, geographical area, and scope of activity are reasonable. However, if any court shall


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

determine that the time, geographical area, or scope of activity of any restriction contained in this paragraph 11 is unenforceable, it is the intention of the parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

         12. Withholding Taxes. The Company shall withhold from any payments to be made to the Employee hereunder such amounts (including social security contributions and federal income taxes) as shall be required by federal, state, and local withholding tax laws.

         13. No Effect on Other Contractual Rights. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable to the Employee, or in any way diminish the Employee's rights as an employee of the Company, whether existing now or hereafter, under any employee benefit plan, program, or arrangement or other contract or agreement of the Company providing benefits to the Employee.

         14. Arbitration. The Company and the Employee agree to submit to final and binding arbitration any and all disputes, claims (whether in tort, in contract, statutory, or otherwise) and/or disagreements concerning the interpretation or application of this Agreement; provided, however, notwithstanding the foregoing, in no event shall any dispute, claim, or disagreement arising under Paragraphs 8 and 9 be submitted to arbitration pursuant to this Paragraph 14 or otherwise. Any dispute, claim, and/or disagreement subject to arbitration pursuant to the terms of this Paragraph 14 shall be resolved by arbitration in accordance with the National Rules for the Resolution of Employment Dispute of the American Arbitration Association or any successor organization (the "Association") then in effect. Arbitration under this provision must be initiated within 30 days of the action, inaction, or occurrence about which the party initiating the arbitration is complaining. Within ten days of the initiation of an arbitration hereunder, each party will designate an arbitrator from a panel list provided by the Association. The appointed arbitrators will appoint a neutral arbitrator from the panel list. The Employee and the Company agree that the decision of the arbitrators selected hereunder will be final and binding on both parties. This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-14. The parties hereto agree that pursuant to Section 9 of such Act a judgment of the United States District Court for the Northern District of Dallas, Texas shall be entered upon the award made pursuant to the arbitration.

         15. Injunctive Relief. In recognition of the fact that a breach by the Employee of any of the provisions of Paragraphs 8 and 9 will cause irreparable damage to the Company for which monetary damages alone will not constitute an adequate remedy, the Company shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, an order of specific performance, or other equitable or extraordinary relief from any court of competent jurisdiction restraining any further violation of such provisions by the Employee or requiring him to perform his obligations hereunder. Such right to equitable or extraordinary relief shall not be exclusive but shall be in addition to all other rights and remedies to which the Company may be entitled at law or in equity, including without limitation the right to recover monetary damages for the breach by the Employee of any of the provisions of this Agreement.

         16. Excise Tax.

         (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 16) (a "Termination Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, hereinafter collectively referred to as the "Excise Tax"), then the Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (b) For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee's residence on the Termination Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. If the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of Employee's termination of employment, Employee shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by Employee to the extent that such repayment results in a reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. If the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Employee's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Employee with respect to such excess) at the time that the amount of such excess is finally determined. Employee and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Termination Payments.

         (c) All determinations required to be made under this Section 16, including (without limitation) whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made by a certified public accounting firm selected by the Company and reasonably acceptable to Employee (the "Accounting Firm"), which shall be retained to provide detailed supporting calculations both to the Company and Employee within 15 business days of the receipt of notice from Employee that there has been a Termination Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be paid solely by the Company. Any Gross-Up

Payment, as determined pursuant to this Section 16, shall be paid by the Company to Employee within five (5) days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Employee. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross- Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. If Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee.

         17. Survival. Neither the expiration or the termination of the term of the Employee's employment hereunder shall impair the rights or obligations of either party hereto which shall have accrued hereunder prior to such expiration or termination. The provisions of Paragraphs 8, 9, 10, 15, 25, and 26 and the rights and obligations of the parties thereunder, shall survive the expiration or termination of the term of the Employee's employment hereunder.

         18. Notices. All notices, requests, demands, and other communications required or permitted to be given or made hereunder by either party hereto shall be in writing and shall be deemed to have been duly given or made (i) when delivered personally, or (ii) when deposited in the United States mail, first class registered or certified mail, postage prepaid, return receipt requested, to the party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice, except that notices of change of address shall be effective only upon receipt):

         If to the Company, at:

               Micro ASI, Incorporated
               12655 North Central Expressway
               Suite 1000
               Dallas, TX 75243

         19. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto concerning the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to such subject matter.

         20. Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that the Employee shall not assign or otherwise transfer this Agreement or any of his rights or obligations hereunder without the prior written consent of the Company (except that any rights that the Employee may have hereunder at the time of his death may be transferred by will or pursuant to the laws of descent and distribution). Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

         21. Nonalienation of Benefits. The Employee shall not have any right to pledge, hypothecae, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution.

         22. Amendment. This Agreement may not be modified or amended in any respect except by an instrument in writing signed by both of the parties hereto.

         23. Waiver. Any term or condition of this Agreement may be waived at any time by the party hereto which is entitled to have the benefit thereof, but such waiver shall only be effective if evidenced by a writing signed by such party, and a waiver on one occasion shall not be deemed to be a waiver of the same or any other type of breach on a future occasion. No failure or delay by a party hereto in exercising any right or power hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right or power.

         24. Authority. No person, other than pursuant to a resolution duly adopted by the members of the Board of Directors of the Company, shall have authority on behalf of the Company to agree to modify, amend, or waive any provision of this Agreement or take any action in reference hereto.

         25. Severability. If any provision of this Agreement is held to be unenforceable, (a) this Agreement shall be considered divisible, (b) such provision shall be deemed inoperative to the extent it is deemed unenforceable, and (c) in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

         26. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

         27. Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and the Employee has executed this Agreement, effective as of the date first set forth above.



MICRO-ASI, INC.


By:
   ----------------------------------           --------------------------------
   JOEL E. CLAYBROOK,                           SCOTT E. SMITH
   Chief Executive Officer